                                                                   Exhibit 7(gg)

                            Form of LETTER AGREEMENT


December 5, 2003

Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

This letter is to notify you that Janus Investment Fund (the "Trust") has changed the name of Janus Global Value Fund to Janus Global Opportunities Fund (the "Fund"), effective December 5, 2003. The Trust requests confirmation that all references to "Janus Global Value Fund" in the Custodian Contract dated July 31, 1986, as amended, between the Trust and State Street Bank and Trust Company ("State Street") (the "Custodian Contract"), shall be replaced with "Janus Global Opportunities Fund," and that State Street will continue to act as custodian for the Fund under the terms of the Custodian Contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND


By:
    -------------------
    Kelley Abbott Howes
    Vice President

STATE STREET BANK AND TRUST COMPANY


By:
    -------------------------------


Agreed to this  _________________ day of _________________________, 2003.

cc:      Bonnie Howe
         Christine Malles